Exhibit 99.1

IFF Reports Third Quarter 2010 Results

Local Currency Sales Up 13%, Reported Sales Increased 10%

Adjusted Operating Margin 18.3%, Reported Operating Margin 17.9%

Adjusted EPS Increased 20%, Reported EPS Up 44%

NEW YORK--(BUSINESS WIRE)--November 4, 2010--International Flavors & Fragrances Inc. (NYSE: IFF), a leading global creator of flavors and fragrances for consumer products, today reported third quarter 2010 revenue of $673 million, 10 percent higher than the prior year quarter. Revenue in local currency increased 13 percent as foreign currency had a three percentage point impact on results. Reported earnings per share (EPS) were $0.95, compared to $0.66 for the third quarter 2009. EPS in 2010 included a $0.03 per share expense related to ongoing restructuring efforts in Europe, while third quarter 2009 included a $0.16 per share expense relating to restructuring and employee separation costs. Excluding these items, adjusted EPS for the third quarter increased 20 percent to $0.98 versus $0.82 in the prior year quarter.

“Our third quarter performance marks the continuation of excellent results,” said IFF Chairman and Chief Executive Officer Doug Tough. “All categories performed at or above expectations, as both Flavor and Fragrance results were once again supported by strong new win performance. This outstanding top-line performance combined with our continued focus on cost discipline enabled us to deliver a margin profile that has not been achieved in over five years.”

Mr. Tough continued, “As we look towards the balance of the year, we expect local currency sales in the fourth quarter to remain strong, albeit approaching more normalized levels. We believe that our teams’ continued ability to win new business will be a critical driver of results going forward as it appears that the benefits of restocking are subsiding. We expect that this performance will support our efforts to drive market share improvements while also creating long-term value for our shareholders.”

Flavor Business Unit

Local currency sales in the third quarter increased 10 percent over the comparable 2009 period as all regions reported strong results. For the third consecutive quarter, an accelerated level of demand from existing accounts and new business wins led to double-digit growth in Europe, Africa, Middle East (EAME) and Greater Asia. Performance in North America continued to benefit from double-digit performances in both Confectionery and Beverage; while Latin America experienced strong double-digit growth in Confectionery, Savory and Dairy.

Reported operating profit increased 15 percent year-over-year, or $8 million, to $63 million in the third quarter. This increase was driven by accelerated sales growth, improving input costs and our continued margin improvement initiatives. Operating profit margin in the quarter improved 100 bps to 21.0 percent versus 20.0 percent in the prior year period.

Fragrance Business Unit

Local currency sales in the third quarter increased 15 percent over the prior year period as all regions reported double-digit growth. New business wins and increased volumes once again drove double-digit growth in Fine Fragrance. In Beauty Care, the strong trends in Hair Care and Toiletries continued, as each category grew at a double-digit rate. Functional Fragrance results were solid, as a double-digit performance in Home Care more than offset challenging year-over-year comparison from the prior year period. In Fragrance Ingredients, local currency sales increased 18 percent as continued improvements in underlying demand aided results.

Operating profit increased by $22 million to $69 million in the third quarter, including a $2 million charge related to ongoing restructuring efforts in Europe as compared to $11 million related to restructuring costs in the prior year period. Excluding these items, adjusted operating profit grew 23 percent, or $13 million to $71 million. As a result, adjusted operating profit margin for the quarter increased 190 bps to 19.0 percent, driven by strong new win performance, favorable input costs and benefits from ongoing profit improvement initiatives.

Sales performance by region and product category follows:

		Third Quarter 2010 vs. Third Quarter 2009
		Fine & Beauty Care	Functional	Ingredients	Total Frag.	Flavors	Total
North America	Reported	6%	0%	33%	11%	9%	10%

EAME	Reported	11%	-2%	0%	3%	4%	3%
Local Currency		23%	7%	9%	13%	13%	13%

Latin America	Reported	55%	8%	11%	25%	8%	19%
Local Currency		54%	8%	12%	25%	7%	18%

Greater Asia	Reported	27%	8%	15%	14%	14%	14%
Local Currency		26%	7%	13%	13%	11%	12%

Total	Reported	20%	3%	12%	11%	9%	10%
Local Currency		24%	6%	18%	15%	10%	13%

Third Quarter 2010 Highlights

  Gross profit, as a percentage of sales, was 42.3 percent compared with 40.6 percent in the prior year period. This improvement was mainly attributable to increased sales and moderating input costs.
  Research, Selling and Administrative (RSA) expense, as a percentage of sales, decreased 50 bps to 24.1 percent reflecting strong operating leverage and lower costs versus the year-ago period. Excluding the impact relating to the change in CEO position in the prior year period, adjusted RSA, as a percentage of sales, increased 40 bps driven by additional incentive compensation accruals plus higher spending to support growth. Within RSA, R&D expense as a percentage of sales decreased 20 bps to 7.9 percent, although absolute levels increased approximately $4 million versus the year-ago period.
  Operating profit increased $33 million to $121 million, including a $2 million expense related to ongoing restructuring efforts in Europe as compared to $16 million related to restructuring and employee separation costs in the prior year period. Excluding these items, adjusted operating profit grew 18 percent, or $19 million, to $123 million. Adjusted operating profit margin increased to 18.3 percent, a 140 bps improvement versus the year-ago period.
  Interest expense in the quarter declined $1 million year-over-year reflecting lower levels of outstanding debt.
  The effective tax rate in the quarter was 27.4 percent compared to 28.9 percent in the comparable period last year. The year-over-year decrease reflects the mix of earnings across the countries in which the company operates.
  Cash flow from operations improved by $8 million to $208 million for the first nine months of 2010 compared to the same period in 2009. This improvement was led by the strong profit performance and a continued focus to drive working capital efficiency.

About IFF

International Flavors & Fragrances Inc. (NYSE: IFF), is a leading global creator of flavors and fragrances used in a wide variety of consumer products and packaged goods. Consumers experience these unique scents and tastes in fine fragrances and beauty care, detergents and household goods, as well as beverages, confectionery and food products. The Company leverages its competitive advantages of brand understanding and consumer insight, combined with its focus on R&D and innovation, to provide customers with differentiated product offerings. A member of the S&P 500 Index, IFF has sales, manufacturing and creative facilities in 32 countries worldwide. For more information, please visit our website at www.iff.com.

Audio Webcast

An audio webcast to discuss the Company's third quarter 2010 financial results and outlook will be held today at 10:00 a.m. EST November 4, 2010. Interested parties can access the webcast and accompanying slide presentation on the Company's website at www.iff.com under the Investor Relations section. For those unable to listen to the live broadcast, a replay will be available on the Company's website approximately one hour after the event and will remain available on the IFF website for one year from the date of broadcast.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995

Statements in this quarterly release, which are not historical facts or information, are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Such forward-looking statements are based on management’s current assumptions, estimates and expectations. Certain of such forward-looking information may be identified by such terms as “expect,” “anticipate,” “believe,” “outlook,” “guidance,” “may” and similar terms or variations thereof. All information concerning future revenues, tax rates or benefits, interest and other savings, earnings and other future financial results or financial position such as our ability to satisfy our cash requirements, constitutes forward-looking information. Such forward-looking statements involve significant risks, uncertainties and other factors. Actual results of the Company may differ materially from any future results expressed or implied by such forward-looking statements. Such factors include, among others the following: general economic and business conditions in the Company’s markets, including economic and recessionary pressures; energy and commodity prices; decline in consumer confidence and spending; the impact of currency fluctuation or devaluation in the Company’s principal foreign markets and the impact on the availability, effectiveness and cost of the Company’s hedging and risk management strategies; political uncertainties; fluctuating interest rates; volatility of the capital and credit markets and any adverse impact on our cost of and access to capital and credit; fluctuations in the price, quality and availability of raw materials; the Company’s ability to implement its business strategy, including the achievement of anticipated cost savings, profitability and growth targets; the outcome of uncertainties related to litigation; the impact of possible pension funding obligations and increased pension expense on the Company’s cash flow and results of operations; and the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its representatives by U.S. and foreign governments. The Company intends its forward-looking statements to speak only as of the time of such statements and does not undertake or plan to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results.

Any public statements or disclosures by IFF following this report that modify or impact any of the forward-looking statements contained in or accompanying this report will be deemed to modify or supersede such outlook or other forward-looking statements in or accompanying this report.

Certain other factors which may impact our financial results or which may cause actual results to differ from such forward-looking statements are also discussed in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the IFF website at www.iff.com under “Investor Relations.” You are urged to carefully consider all such factors.

International Flavors & Fragrances Inc. Consolidated Income Statement (Amounts in thousands except per share data) (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,

	2010	2009 (¹)	% Change	2010	2009 (¹)	% Change

Net sales	$673,283	$612,634	10	$1,992,993	$1,740,525	15
Cost of goods sold	388,235	363,780	7	1,152,737	1,041,692	11
Gross margin	285,048	248,854	15	840,256	698,833	20
Research and development	53,214	49,392	8	161,688	140,971	15
Selling and administrative	108,955	101,199	8	336,487	290,116	16
Restructuring and other charges	2,355	10,500		9,186	14,604
Interest expense	12,244	13,503		37,031	47,331
Other (income) expense, net	2,097	(24)		6,967	383
Pretax income	106,183	74,284	43	288,897	205,428	41
Income taxes	29,145	21,484	36	80,917	57,350	41
Net income	$77,038	$52,800	46	$207,980	$148,078	40

Earnings per share - basic	$0.96	$0.67		$2.61	$1.88
Earnings per share - diluted	$0.95	$0.66		$2.58	$1.86

Average shares outstanding
Basic	79,357	78,491	1	79,078	78,346	1
Diluted	80,266	79,159	1	79,997	78,986	1

(1) Includes the following reclassifications and revision for the three and nine months ended September 30, 2009 to conform to the current year presentation: Cost of goods sold $0.1 million and $0.4 million, respectively; Research and Development (R&D) $(1.8) million and $(5.6) million, respectively; Selling and Administrative $1.7 million and $5.2 million, respectively. The adjustments to R&D above for the three and nine months ended September 30, 2009 include $(1.0) million and $(4.7) million, respectively, related to the revision of excess foreign R&D credits from income tax expense.

International Flavors & Fragrances Inc. Condensed Consolidated Balance Sheet (Amounts in thousands) (Unaudited)

	September 30,	December 31,
	2010	2009
Cash & cash equivalents	$114,885	$80,135
Receivables	511,973	444,265
Inventories	503,991	444,977
Other current assets	197,301	158,689
Total current assets	1,328,150	1,128,066

Property, plant and equipment, net	505,673	501,293
Goodwill and other intangibles, net	715,934	720,530
Other assets	314,550	294,885
Total assets	$2,864,307	$2,644,774

Bank borrowings and overdrafts, and current portion of long-term debt	$137,872	$76,780
Other current liabilities	505,725	407,674
Total current liabilities	643,597	484,454

Long-term debt	810,719	934,749
Non-current liabilities	459,119	453,661

Shareholders' equity	950,872	771,910
Total liabilities and shareholders' equity	$2,864,307	$2,644,774

International Flavors & Fragrances Inc. Consolidated Statement of Cash Flows (Amounts in thousands) (Unaudited)

	Nine Months Ended
	September 30,
	2010	2009
Cash flows from operating activities:

Net income	$207,980	$148,078
Adjustments to reconcile to net cash provided by operations:
Depreciation and amortization	60,137	58,074
Deferred income taxes	(40,720)	2,421
Gain on disposal of assets	(2,960)	(2,366)
Equity based compensation	16,708	15,065
Changes in assets and liabilities
Current receivables	(60,926)	(56,280)
Inventories	(53,155)	61,310
Current payables	92,841	15,647
Changes in other assets/liabilities	(11,580)	(41,877)
Net cash provided by operations	208,325	200,072

Cash flows from investing activities:
Additions to property, plant and equipment	(53,597)	(29,755)
Purchase of investments	(3,592)	(3,288)
Termination of net investment hedge	1,668	(13,604)
Proceeds from disposal of assets	1,541	1,192
Net cash used in investing activities	(53,980)	(45,455)

Cash flows from financing activities:
Cash dividends paid to shareholders	(59,605)	(78,441)
Net change in bank borrowings and overdrafts	(76,086)	(48,318)
Repayments of long-term debt	-	(52,800)
Proceeds from issuance of stock under stock plans	17,105	2,103
Purchase of treasury stock	-	(1,967)
Net cash used in financing activities	(118,586)	(179,423)
Effect of exchange rates changes on cash and cash equivalents	(1,009)	911
Net change in cash and cash equivalents	34,750	(23,895)
Cash and cash equivalents at beginning of year	80,135	178,467
Cash and cash equivalents at end of period	$114,885	$154,572

Certain reclassifications have been made to the prior year’s operating activities to conform to the 2010 presentation.

International Flavors & Fragrances Inc. Business Unit Performance (Amounts in thousands) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net Sales
Flavors	$300,540	$275,421	$905,032	$811,310
Fragrances	372,743	337,213	1,087,961	929,215
Consolidated	673,283	612,634	1,992,993	1,740,525

Operating Profit
Flavors	62,980	54,981	189,064	162,415
Fragrances (1)	68,611	47,268	190,000	121,803
Global Expenses	(11,067)	(14,486)	(46,169)	(31,076)
Consolidated	120,524	87,763	332,895	253,142

Interest Expense	(12,244)	(13,503)	(37,031)	(47,331)
Other income (expense), net	(2,097)	24	(6,967)	(383)
Income before taxes	$106,183	$74,284	$288,897	$205,428

(1) Includes $(1.0) million for the three months and $(4.7) million for the nine months ended September 30, 2009 related to the revision of excess foreign R&D credits from income tax expense to conform to current year presentation.

International Flavors & Fragrances Inc.
Reconciliation of Income
(Amounts in thousands)
(Unaudited)

The following information and schedule provides reconciliation information between reported GAAP amounts and certain adjusted amounts. This information and schedule is not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

	Third Quarter 2010
	Items Impacting Comparability
	Reported (GAAP)	Restructuring Charges		Adjusted (Non- GAAP)

Net Sales	$673,283	-
Cost of goods sold	388,235	-
Gross Profit	285,048	-
Research and development	53,214	-
Selling and administrative	108,955	-
RSA Expense	162,169	-
Restructuring and other charges	2,355	2,355	(a)	-
Operating Profit	120,524	2,355		122,879
Net Interest Exp.	12,244	-
Other (income)/expense, net	2,097	-
Pretax income	106,183	2,355		108,538
Income taxes	29,145	(306)		29,451
Net income	77,038	2,049		79,087

Earnings per share - diluted	$0.95	$0.03		$0.98

(a) Entirely related to the Fragrance European facilities rationalization
	Third Quarter 2009
	Items Impacting Comparability
	Reported (GAAP)		Restructuring Charges		Employee Separation Costs		Adjusted (Non- GAAP)

Net Sales	$612,634		-		-
Cost of goods sold	363,780		170	(b)	-		363,610
Gross Profit	248,854		-		-
Research and development	49,392	(a)	-		-
Selling and administrative	101,199	(a)	-		5,400	(c)	95,799
RSA Expense	150,591		-		5,400		145,191
Restructuring and other charges	10,500		10,500	(b)	-		-
Operating Profit	87,763		10,670		5,400		103,833
Net Interest Exp.	13,503		-		-
Other (income)/expense, net	(24)		-		-
Pretax income	74,284		10,670		5,400		90,354
Income taxes	21,484		(1,447)		(2,052)		24,983
Net income	52,800		9,223		3,348		65,371

Earnings per share - diluted	$0.66		$0.12	(b)	$0.04	(c)	$0.82

(a) Certain reclassifications have been made to 2009 amount in order to confirm with 2010 presentation
(b) Entirely related to the Fragrance European facilities rationalization
(c) Employee separation costs associated with the change in the Chief Executive Officer position which were recorded in Global expenses

CONTACT:
International Flavors & Fragrances Inc.
Michael DeVeau, 212-708-7164